Exhibit 99.2

Disclaimer The following financial projections and forecasts (the “Projections”) were not prepared with a view toward public disclosure or compliance with the guidelines of the Securities and Exchange Commission or the guidelines established by the Public Company Accounting Oversight Board and should not be relied upon to make an investment decision with respect to Novelion Therapeutics, Inc. (“Novelion”), Aegerion Pharmaceuticals, Inc. (“Aegerion”), Amryt Pharma plc (“Amryt”) or any other person or entity. The Projections do not purport to present Aegerion’s, Amryt’s or the combined company’s financial condition in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards. None of Novelion’s, Aegerion’s or Amryt’s independent registered public accounting firm has examined, compiled or otherwise applied procedures to the Projections and, accordingly, does not express an opinion or any other form of assurance with respect to the Projections. The inclusion of the Projections should not be regarded as an indication that any person (including Novelion, Aegerion or Amryt) consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. No person (including Novelion, Aegerion and Amryt) has made or makes any representation to any person regarding the actual performance and results of operation of Aegerion, Amryt or the combined company, and Novelion and Aegerion do not undertake any obligation to publicly update the Projections to reflect circumstances existing after the date when the Projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or no longer correct. The Projections are subject to further review and revisions, and any changes resulting therefrom may be material. The Projections are subject to all of the cautionary statements and limitations described herein and under the caption “Forward Looking and Cautionary Statements” in the Current Report on Form 8-K to which the Projections are attached as an exhibit.

Pro Forma Adjusted Summary P&L Total Adjusted Revenue Cos t of Sa les $44.3 (10.4) $200.7 (42.7) $314.0 (54.8) $350.4 (73.0) $393.1 (83.8) Opera ting Income / (Los s ) (EBIT) (-) Interes t Expens e (+) Interes t Income ($7.3) (2.8) 0.0 $13.3 (17.2) 0.0 $128.0 (17.4) 0.1 $153.5 (18.1) 0.2 $186.2 (18.9) 0.3 (-) Ta xes - - (8.7) (24.4) (30.2) EBIT (+) Deprecia tion & Amortiza tion ($7.3) 0.2 $13.3 1.4 $128.0 2.3 $153.5 2.5 $186.2 2.6 Note:Preliminary and subject to material change; Source:Aegerion management pro forma projections as of May 10, 2019 Adjusted EBITDA ($7.1) $14.7 $130.3 $156.0 $188.8 Net Income ($10.0) ($3.9) $102.0 $111.1 $137.5 Pre-Tax Income ($10.0) ($3.9) $110.7 $135.5 $167.7 Total Operating Expenses ($41.2) ($144.7) ($131.2) ($123.9) ($123.0) Gross Profit $33.8 $158.0 $259.2 $277.3 $309.2 ($ in millions) Q4 2019E 2020E 2021E 2022E 2023E